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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE                                      CONTACT: Jerry M. Ray
February 24, 1998                                                   904 858-2707



                  CHARLES A. LEDSINGER, JR. NAMED PRESIDENT AND
                           CHIEF OPERATING OFFICER FOR
                         ST. JOE CORPORATION (NYSE: SJP)

         Jacksonville, Florida - (February 24, 1998) - St. Joe Corporation (NYSE: SJP) chairman and chief executive officer Peter S. Rummell today announced the appointment of senior vice president and chief financial officer Charles Ledsinger to the new post of president and chief operating officer.

         Since joining St. Joe in April 1997, Ledsinger has played an instrumental role in the transformation of St. Joe into a company focused on unlocking the value of St. Joe's historically underutilized asset base in real estate, forestry and transportation. In less than a year, Ledsinger has crafted financial strategies for a $400 million public stock offering by St. Joe's principal shareholder, The Alfred I. duPont Testamentary Trust and agreements to acquire interests in South Florida commercial and industrial developer, Codina Group, Inc. and the Riverside Golf Management Company. He also developed a financial strategy for a joint venture with Orlando-based commercial developer, CNL Group; a joint venture which acquired the major assets of Arvida, one of the nation's most respected community developers; and a proposed joint venture with the National Football League.

         "Over the last year Chuck Ledsinger has demonstrated the vision, vigor and leadership that has positioned St. Joe to take full advantage of our outstanding asset base, significant financial resources and a strong Florida economy," Rummell said. "Now, as we build out our integrated group of real estate operating companies and partnerships, St. Joe stockholders and employees can count on Chuck's energy and creativity to match St. Joe's traditional strengths with new opportunities, as he focuses on operations and growth."

         Ledsinger, who came to St. Joe after nearly 20 years with The Promus Companies/Harrah's Entertainment where he was senior vice president and chief financial officer, said his full attention will be on increasing shareholder value by leveraging St. Joe's resources and talent to create a full range of real estate, transportation and forestry opportunities.

         "My focus now is implementing the strategic vision of the new St. Joe. I will draw on the strengths of our new management team and expand our strategic partnerships in order to quicken the pace of development across all of our business units," Ledsinger said. "My objective is to make St. Joe an engine for shareholder growth."

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         Rummell said a search is well underway for a new chief financial officer. "With St. Joe's underutilized asset base, large cash reserves and no debt, our financial strategic vision must be a combination of sophistication and innovation."

         Ledsinger, 48, holds a bachelor's degree from the University of Virginia and Master of Business Administration from Memphis State University. He serves on the board of directors of FelCor Suite Hotels, Inc., Friendly Ice Cream Corporation and TBC Corporation.

         St. Joe, a publicly held company based in Jacksonville, is Florida's largest private land owner and is engaged in the development of master-planned communities; commercial and industrial facilities; resorts and location-based entertainment. St. Joe also has interests in timber and railroads.

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